Exhibit 10.33

                               [Silverdale Bank]

March 19, 2002

eAcceleration Corp.
Attention: Adeliza Hamilton
1050 NE Hostmark Street, Suite 100B
Poulsbo, WA  98370

Re:   Subordination of officer debt


Dear Adeliza,

Please accept this letter as our receipt of notification of the business debt incurred by eAcceleration Corp. from Clinton Ballard.

Our understanding is the following notes and repayment terms have been executed between eAcceleration Corp. and Clinton Ballard:
         1. $80,000.00 on November 8, 2001, flat interest of 10% on a 360-day basis, principal payable on demand, interest payable by the 10th each month
         2.       $145,000.00 on December 20, 2001, same terms as above
         3.       $125,000.00 on January 3, 2002, same terms as above
         4.       $54,000.00 on January 31, 2002, same terms as above

In accordance with the existing Business Loan Agreements dated 06-22-2001 for Acceleration Software International Corp and the 02-15-2002 for eAcceleration Corp, we would ask that eAcceleration Corp. and Clinton Ballard acknowledge the following restrictions on debt repayment to Mr. Ballard.

The borrower, eAcceleration Corp. and officer, Clinton Ballard, agree that any payments of interest and principal by the borrower to the officer shall be subordinate to any payments currently due to American Marine Bank dba Silverdale Bank. The bank further acknowledges the current loans listed above between the corporation and the officer are approved exceptions from the financial covenants currently imposed by the business loan agreement, and the interest may be paid directly by the corporation to the bank on that debt.

However, the bank may still reserve the right to withdraw our approval, at any time, of the loans as exceptions from the business loan agreement and financial covenants. The bank would need to do this in writing and must feel that the ability of the company to service the officer debt would jeopardize the ability of the company to service the company's other debt to the bank.

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On any other debt, interest and principal payments must be approved by the bank in writing before borrower makes any payments to officer. Such approval may not be withheld by Bank unreasonably, however, the bank reserves the right to restrict payments if the following minimum financial conditions are not maintained:
          1.  Minimum  working  capital of  $200,000
          2.  Minimum  Capital of $100,000
          3.  Maintain a current  ratio of 1.00:1.00
          4.  Maintain a tangible net worth of $250,000
          5. All accounts and payments are current with the Bank

The bank would ask both the borrower, eAcceleration Corp and the principal officer, Clinton Ballard to acknowledge the receipt and understanding of this letter by returning a copy of the letter with a signed acknowledgement.

Cordially,



/s/ Randall S. Ross
------------------------------
Randall S. Ross
VP & Regional Loan Manager



ACKNOWLEDGEMENT OF TERMS AND CONDITIONS:

eAcceleration Corp.                         Clinton Ballard



/s/ Clinton Ballard                         /s/ Clinton Ballard
-------------------------------             --------------------------------
By: Clinton Ballard, President and CEO      Clinton Ballard, Individually

Dated  March 22, 2002                       Dated  March 22, 2002
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